Form N-SAR

Name of Registrant:		SunAmerica Series Trust

Name of Portfolio:		 Worldwide High Income Portfolio

Issuer:						Rogers Cable, Inc.

Date of Offering:				06/16/03

Principal Amount of Total Offering:		$350,000,000

Unit Price:					$100.00

Underwriting Spread or Commission:		$0.05 / Share

Dollar Amount of Purchase:			$115,000

Number of Shares Purchased:			115,000 Shares

Offering Type:					U. S. Registered

Years of Continuous Operations:The company has been in continuous operation for greater than 3 years.

Name(s) of Underwriter(s) or
    Dealer(s) from whom Purchased:		Citigroup

Underwriting Syndicate Members:	JP Morgan, Morgan
Stanley, RBC Capital
Markets, Scotia Capital,
TD Securities, CIBC world
Markets, BMO Nesbitt
Burns & SG Cowen